Exhibit 99.1

4650 S.W. Macadam Ave. Suite 400 Portland, OR 97239 Telephone (503) 946-4800 Web Site: http://www.precast.com	CONTACT:	Dwight Weber (503) 946-4855

PRECISION CASTPARTS CORP. MAINTAINS STRONG OPERATING

MARGINS IN CHALLENGING SECOND QUARTER

Second Quarter Fiscal 2010 Highlights (from Continuing Operations)

•	Consolidated segment operating income margin of 25.9%

•	EPS from continuing operations of $1.54 (diluted)

•	Total cash of $743 million and debt of $260 million

PORTLAND, Oregon – October 20, 2009 – With sales declines appearing to bottom out in the second quarter of fiscal 2010, Precision Castparts Corp. (NYSE:PCP) continued to focus on leveraging its operational strengths, improving operating margins from continuing operations by 3.4 percentage points over the second quarter of fiscal 2009 on 28 percent lower year-over-year sales. The lower sales were driven by further aerospace destocking, economic pressures on the general industrial markets, planned downtime of major forging complexes, and seasonal European holidays.

Second Quarter Fiscal 2010 Financial Highlights

Sales in the second quarter of fiscal 2010 totaled $1.3 billion, compared to sales of $1.8 billion last year. Included in the year-over-year sales decline were the negative effects of foreign exchange of approximately $29 million, lower material pass-through of approximately $37 million, and lower selling prices of external alloys at the Company’s three primary mills of approximately

$62 million. Precision Castparts Corp. (PCC) delivered operating income of $337.0 million, or 25.9 percent of sales in the second quarter of fiscal 2010, versus $404.1 million, or 22.5 percent of sales a year ago. Total net income from continuing operations in the second quarter was $218.3 million, compared to $265.1 million in the same quarter last year. Earnings per share from continuing operations in the quarter were $1.54 (diluted, based on 141.6 million shares outstanding), compared to earnings per share from continuing operations of $1.88 (diluted, based on 140.7 million shares outstanding) in the second quarter of fiscal 2009.

The Company took a pre-tax impairment charge of $11.6 million related to certain assets of discontinued operations, resulting in net income including discontinued operations of $207.3 million, or $1.46 per share (diluted) for the second quarter of fiscal 2010, as compared to net income including discontinued operations of $269.3 million, or $1.91 per share (diluted) in the same quarter last year.

Business Highlights

Investment Cast Products: Investment Cast Products continued to drive operating performance, improving second quarter operating margins to 30.4 percent of sales, versus 25.5 percent of sales last year. The segment’s operations focused squarely on the daily cost control and productivity metrics within their direct control, successfully overcoming the challenge of continued aerospace OEM and aftermarket destocking that negatively impacted segment aerospace sales in excess of 25 percent year-over-year. Second quarter sales totaled $447.4 million, compared to sales of $612.0 million a year ago. Contractual material pass-through pricing declined from $23.8 million in the second quarter of fiscal 2009 to $9.1 million this year. Investment Cast Products’ operating income was $136.0 million for the quarter, versus operating income of $156.1 million during the same period last year.

Forged Products: Total second quarter sales for the Forged Products segment were $516.7 million, versus sales of $781.1 million in the second quarter of fiscal 2009. Year over year, segment sales were negatively impacted by approximately $83 million, due to lower contractual material pass-through pricing and lower selling prices of external alloy sales from the segment’s three primary mills. Continued inventory destocking reduced year-over-year aerospace sales for the segment by more than 30 percent and general industrial sales in excess of 40 percent, while sales of seamless pipe held steady during the quarter. In addition, Forged Products once again faced seasonal operating challenges in the second quarter, with preventative maintenance across the segment’s major forging complexes. Confronted with these strong downward pressures, the segment actually improved operating margins by 3.6 percentage points compared to last year. Forged Products’ operating income and margins were $120.0 million, or 23.2 percent of sales, in the second quarter, versus $153.1 million, or 19.6 percent of sales, a year ago.

Fastener Products: In the second quarter of fiscal 2010, Fastener Products sales totaled $338.0 million, versus sales of $405.6 million last year. Destocking at OEMs and distributors negatively impacted aerospace sales by approximately 10 percent year over year, where regional/business aircraft play a more significant role than in other segments. In addition, weak economic conditions caused a year-over-year decline in general industrial/automotive sales of approximately 20 percent. Year-over-year, operating margins improved, with the segment achieving operating margins of 32.5 percent on operating income of $109.8 million in the second quarter, compared to operating margins of 29.2 percent on operating income of $118.5 million a year ago. The segment focused its daily efforts on further productivity and cost improvements on a factory-by-factory basis and gained traction for better performance going forward. Fastener Products is targeting opportunities for additional aerospace share gains in the second half of this fiscal year.

“Going into the second quarter, we understood fully the challenges ahead of us, and we faced them head on,” said Mark Donegan, chairman and chief executive officer of Precision Castparts Corp. “Year over year, the Company’s aerospace orders were dropping 25 to 30 percent, while large commercial aircraft build rates basically held steady, and general industrial markets were hitting the bottom. Planned forge maintenance and seasonal European holidays also added to the top-line pressures. Given all of these challenges, our job was to focus on our operations, on our upside opportunities, on the factors that we could control – and to execute. Our employees refused to be victims to the sales line. And, as we drive our factories to new levels of performance, we are establishing new baselines for further improvement from which we will not retreat. As sales volumes begin to increase going forward, our operations are very well positioned to deliver solid incremental returns.

“From a top-line perspective, overall sales declines seem to be bottoming out in the second quarter,” Donegan said. “Aerospace destocking is slowing, and our schedules show that we are closing the gap between orders and aircraft build rates. A gradual ramp begins in the third quarter, although some of our customers appear to be holding off orders as they approach their fiscal year ends. By the fourth quarter, we start to see schedules firming up and aligning more closely with current aircraft build rates beginning in March and carrying through the first quarter of fiscal 2011 and beyond. In addition, oil and gas and chemical processing orders are getting some traction and showing gradual sales upside in the third and fourth fiscal quarters. As sales increase, we have every expectation of driving those volumes across our improved cost structure and of aggressively leveraging every opportunity for upside performance.

“We completed the Carlton acquisition just after the conclusion of the second quarter, which will help to drive top- and bottom-line results going forward,” Donegan said. “Adding ring-rolling to our other forging capabilities, capturing Carlton’s revert stream, positioning our nickel mills as Carlton’s principal nickel billet supplier, driving Carlton to become the low-cost producer and market leader in its industry: the synergies are many and well within reach over the next several years. As with our other large forging complexes, Carlton shuts down for annual preventative maintenance, and this year, major downtime was already planned and scheduled for our fiscal third quarter, which will impact Carlton’s throughput and fixed absorption. Going forward, however, we will bring the timing of this work in line with our other forging operations. As we move into the fourth quarter, Carlton will begin to contribute a full quarter of sales and earnings to our operational results.

“After two quarters’ worth of tax payments totaling in excess of $200M during the second quarter, our balance sheet is still very healthy,” Donegan said. “Cash on hand stood at $743 million, and debt was $260 million. Subsequent to quarter end, we acquired Carlton through a combination of cash on hand and commercial paper issuance, which we are already starting to pay down. We continue to be well positioned to move decisively on business opportunities that we are pursuing.”

Precision Castparts Corp. is hosting a conference call to discuss the financial results above today at 7:00 a.m. Pacific Daylight Time. The dial-in information for audio access is (800) 992-7415, Access Code: 7165924. Dial *0 for technical assistance. In order to assure the conference begins in a timely manner, please dial in five to ten minutes prior to the scheduled start time.

Individuals interested in monitoring the webcast should paste the following address into their browser for access to the live conference link: http://webcast.premiereglobal.com/view/wl/r.htm?e=170285&s=1&k=43A5A796021148A06204CEE89C50CBFC. Access can also be gained through Precision Castparts Corp.’s corporate website: http://www.precast.com/PCC/CorpPres.html.

Precision Castparts Corp. is a worldwide, diversified manufacturer of complex metal components and products. It serves the aerospace, power generation, and general industrial markets. PCC is the market leader in manufacturing large, complex structural investment castings, airfoil castings, and forged components used in jet aircraft engines and industrial gas turbines. The Company is also a leading producer of highly engineered, critical fasteners for aerospace and other general industrial markets and supplies metal alloys and other materials to the casting and forging industries.

Information included within this press release describing projected growth and future results and events constitutes forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results in future periods may differ materially from the forward-looking statements because of a number of risks and uncertainties, including but not limited to fluctuations in the aerospace, power generation, and general industrial cycles; the relative success of the Company’s entry into new markets; competitive pricing; the financial viability of the Company’s significant customers; the impact on the Company of customer labor disputes; demand, timing and market acceptance of new commercial and military programs; the availability and cost of energy, materials, supplies, and insurance; and the cost of pension benefits and post-retirement medical benefits; equipment failures; relations with the Company’s employees; the Company’s ability to manage its operating costs and to integrate acquired businesses in an effective manner; governmental regulations and environmental matters; risks associated with international operations and world economies; the relative stability of certain foreign currencies; the impact of adverse weather or natural disasters; the availability and cost of financing; and implementation of new technologies and process improvement. Any forward-looking statements should be considered in light of these factors. The Company undertakes no obligation to publicly release any forward-looking information to reflect anticipated or unanticipated events or circumstances after the date of this document.

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Precision Castparts Corp.’s press releases are available on the Internet at GlobeNewswire’s website – http://www.globenewswire.com or PCC’s home page at http://www.precast.com.

PRECISION CASTPARTS CORP.

SUMMARY OF RESULTS1

(Unaudited; in millions, except per share data)

	Three Months Ended		Six Months Ended
	September 27, 2009	September 28, 2008	September 27, 2009	September 28, 2008
Net sales	$1,302.1	$1,798.7	$2,681.6	$3,608.8
Cost of goods sold	874.7	1,299.7	1,786.6	2,585.7
Selling and administrative expenses	90.4	94.9	188.3	197.2
Interest expense	3.6	4.6	8.0	9.5
Interest income	(0.9)	(2.8)	(1.7)	(4.5)

Income before income taxes and noncontrolling interest	334.3	402.3	700.4	820.9
Provision for income taxes	116.0	137.2	241.9	282.3

Net income from continuing operations	218.3	265.1	458.5	538.6
Net (loss) income from discontinued operations	(10.9)	4.4	(10.6)	6.8

Net income	207.4	269.5	447.9	545.4
Less: Net income attributable to noncontrolling interests	(0.1)	(0.2)	(0.2)	(0.3)

Net income attributable to Precision Castparts Corp. (“PCC”) shareholders	$207.3	$269.3	$447.7	$545.1

Net income per common share attributable to PCC shareholders - basic:
Net income per share from continuing operations - basic	$1.56	$1.90	$3.27	$3.86
Net (loss) income per share from discontinued operations - basic	(0.08)	0.03	(0.08)	0.05

	$1.48	$1.93	$3.19	$3.91

Net income per common share attributable to PCC shareholders - diluted:
Net income per share from continuing operations - diluted	$1.54	$1.88	$3.24	$3.82
Net (loss) income per share from discontinued operations - diluted	(0.08)	0.03	(0.08)	0.05

	$1.46	$1.91	$3.16	$3.87

Average common shares outstanding:
Basic	140.3	139.4	140.2	139.3
Diluted	141.6	140.7	141.5	140.8

	Three Months Ended		Six Months Ended
	September 27, 2009	September 28, 2008	September 27, 2009	September 28, 2008
Sales by Segment
Investment Cast Products	$447.4	$612.0	$936.1	$1,209.7
Forged Products	516.7	781.1	1,055.7	1,597.6
Fastener Products	338.0	405.6	689.8	801.5

Total	$1,302.1	$1,798.7	$2,681.6	$3,608.8

Segment Operating Income (Loss)[2]
Investment Cast Products	$136.0	$156.1	$278.4	$307.1
Forged Products	120.0	153.1	261.2	335.9
Fastener Products	109.8	118.5	223.8	231.1
Corporate expense	(28.8)	(23.6)	(56.7)	(48.2)

Consolidated segment operating income	337.0	404.1	706.7	825.9
Interest expense	3.6	4.6	8.0	9.5
Interest income	(0.9)	(2.8)	(1.7)	(4.5)

Income before income taxes and noncontrolling interest	$334.3	$402.3	$700.4	$820.9

[1]	Reported results for the three and six months ended September 28, 2008 have been restated for discontinued operations.
[2]	Operating income represents earnings before interest and income taxes.

PRECISION CASTPARTS CORP.

SELECTED BALANCE SHEET AND CASH FLOW STATISTICS

(Unaudited; in millions)

	September 27, 2009	March 29, 2009
Cash and Debt Balances
Cash	$743.0	$554.5
Total Debt	$259.9	$306.3
Shareholders’ Equity	$5,472.4	$4,863.1
Total Debt, as % of Total Capitalization	4.5%	5.9%

Working Capital Items[1]
Receivables, Net	$755.9	$908.2
Inventories	1,305.8	1,230.5
Accounts Payable	462.1	602.8

Total	$1,599.6	$1,535.9

	Three Months Ended
	September 27, 2009	September 28, 2008
Selected Cash Flow Items[1]
Depreciation and Amortization	$38.1	$36.6
Capital Expenditures	$32.1	$55.9

[1]	Reported results exclude discontinued operations.